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                                                                    EXHIBIT 99.2

    Euronet acquires e-pay, U.K.'s largest processor of mobile phone top-ups

LEAWOOD, KANSAS--Feb. 19, 2003--Euronet Worldwide, Inc. (Nasdaq: EEFT), a leading electronic payments provider, announced the signature of an agreement to acquire U.K.-based e-pay Ltd. e-pay is the largest electronic payments processor of prepaid mobile airtime top-up services in the U.K. and Australia, with approximately 35 percent and 75 percent market share in their regions, respectively.

e-pay, which was founded in 1999, quickly became a leader in the cash-based recharge, or "top-up," market for processing electronic purchases of prepaid mobile airtime and long-distance calling cards. The company currently supports top-up purchases for mobile service providers at more than 50,000 point-of-sale
(POS) terminals in approximately 18,000 retail locations.

e-pay has agreements with nine mobile service providers, including five U.K. mobile service providers, Vodafone, T-Mobile, O2, Orange and Virgin. Australian mobile operator agreements include Telstra, Virgin Mobile, Vodafone and Optus. In addition to delivering top-up services at the mobile operator retail outlets, e-pay also has distribution agreements with many major retailers, such as Tesco, Safeway, Woolworths (Aus), Asda, Boots, 7-Eleven (Aus), BP, Esso and Forbouys. Additionally, e-pay has a significant number of POS terminals in independent retail merchants.

In addition to the U.K. and Australia operations, e-pay owns 40 percent of e-pay Malaysia, which offers electronic top-up through approximately 2,600 POS terminals. e-pay Malaysia has approximately 60 percent of the electronic top-up market share in that region. Major clients include mobile operators, such as Maxis, Celcom, TM Touch and Digi, in addition to major retailers like BP, 7-Eleven and Shell. Mobile operators and retailers are moving to electronic top-ups to save distribution costs and to reduce fraud. Until the development of electronic recharge in the U.K., in which e-pay played a key role, prepaid airtime was distributed primarily through scratch-off cards, which were offered in retail outlets. This distribution method is very costly to mobile operators and retailers in terms of inventory, distribution costs, theft and fraud. By moving to real-time electronic transactions, mobile operators and retailers eliminate these costs and afford their consumers the added convenience of multiple purchase locations. Consumers also gain the ability to credit their prepaid accounts through cash and/or card-based transactions. Retailers, who previously would run out of one particular denomination, also appreciate electronic transactions because inventory is not an issue.

In established markets like the U.K., top-up growth comes primarily from the mobile operators' shift from scratch-off cards to electronic distribution and from the addition of new retailers and POS devices. According to Oftel, the U.K. telecommunications regulator, and EMC, a leading research group, 82 percent of the U.K.'s 59.7 million population carry mobile phones and spend $14.6 billion annually on mobile services, which grew by 9 percent last year. Of those users, 69 percent have prepaid services, spending approximately $7.1 billion annually. e-pay benefited significantly from this shift in 2002, when its mobile operators increased electronic distribution transactions, based on operators' representations, from approximately 10 percent at the beginning of the year to more than 40 percent, on average, by the end of the year.

In growing markets, like Australia, the growth potential is a combination of the increase in prepaid users as well as the shift to electronic distribution. In Australia, 69 percent of the 19.5 million population has a mobile

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phone. Although only 32 percent of mobile phone users currently have prepaid accounts, spending approximately $900 million annually, prepaid service has grown at an annualized rate of 26 percent.

"The number of electronic prepaid transactions is growing at a significant pace, and e-pay has positioned itself to take advantage of the growth," said Michael
J. Brown, Euronet Worldwide chairman and CEO. "In three short years, this company has turned profitable and it continues to grow rapidly. Last year in the U.K. market, more than $7 billion worth of prepaid airtime was sold, and by fourth quarter 2002 about 40 percent of that airtime was sold via electronic top-ups. e-pay secured more than one-third of these electronic top-ups. Annualized from recent months, e-pay processes more than $1 billion per year worth of prepaid airtime from their retail locations."

Over the past year, e-pay has experienced revenue growth of approximately 37 percent per quarter. In fourth quarter 2002, e-pay generated net revenue of approximately $24 million and operating income of approximately $2.5 million. Also in the fourth quarter, e-pay processed approximately 15.7 million transactions, which was an increase of 214 percent from 5 million transactions in fourth quarter 2001. In 2002, the company processed approximately 42 million transactions, which was an increase of 281 percent from 11 million transactions in 2001.

The transaction is expected to close by the end of the week. Of the $76.2 million purchase price, $30.2 million will be paid in cash at closing, $19.0 million, or 2,497,504 shares, in Euronet common stock and the remainder in deferred purchase price or under promissory notes executed at closing with 24 month maturity dates bearing interest rates averaging approximately 7.25 percent. The deferred portion of the purchase price, approximately $8.6 million, is payable based upon e-pay's free cash flows. Approximately $7.4 million of the notes are convertible into Euronet common stock at a conversion price of $11.43 per share, or approximately 647,000 shares, and the remaining $11.0 million are unsecured promissory notes. Shares issued in this transaction represent a 10.5 percent increase over current shares outstanding. If all rights of conversion are exercised, shares issued in the transaction would be approximately 13.2 percent of current shares outstanding.

Upon completion of the transaction, Euronet will expand its mobile operator prepaid airtime program. e-pay's cash-recharge solution will complement Euronet's products that enable consumers to purchase prepaid airtime from ATMs and directly from the handset. Currently, Euronet supports top-up services for 16 mobile operators in nine countries, including Hungary, Poland, Czech Republic, Croatia, Romania, Slovakia, Egypt, India and Indonesia.

With this acquisition, Euronet will benefit from e-pay's robust technologies, distribution management expertise and industry expertise to serve mobile operators and retailers in established and emerging markets. Mobile phone penetration in the countries in which Euronet has operations and mobile operator agreements ranges from 1 percent in India to 88 percent in Slovakia. Last year's prepaid service growth rates in these countries ranged from 19 percent in Greece to 80 percent in Indonesia.

"Partnering with Euronet is a huge step towards our goal of offering our products and services to the global market," said Paul Althasen, e-pay co-founder and CEO. "We believe that the prepaid market has great potential throughout Europe, the U.S., Australia and Asia. In 2001, many countries doubled their numbers of prepaid subscribers, and in 2002, the countries in which Euronet operates increased prepaid services collectively by 12 percent. These growth rates combined with the mobile operators' and retailers' desire to transition to electronic distribution are very promising for our top-up services."

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e-pay's product distribution is supported through a proprietary technology platform that features a state-of-the-art switching engine, offering billing, customer service, trouble reporting, credit management, settlement and reconciliation. This system supports online electronic top-up and vouchers at retail locations via a small terminal or for retailers with multiple locations by EPoS (electronic point-of-sale). The system has been designed to handle the processing for prepaid products extending well beyond mobile services. e-pay has recently extended its product line to include complementary offerings, such as long distance and mobile content. At e-pay locations, consumers can purchase prepaid long-distance service from several carriers, including Alpha Telecom, First National, IDT and Telco. Consumers can also purchase prepaid mobile content, such as ring tones and games. In the future, consumers will be able to use e-pay terminals to participate in mobile loyalty programs and purchase other products.

"Euronet is excited to partner with this entrepreneurial firm, which has identified the vast market potential in electronic prepaid top-ups," said Brown. "The acquisition of this profitable and successful organization fits nicely within our strategy of growing our electronic financial transaction processing business, and it is accretive to shareholders."

The share purchase agreement signed today provides for the purchase of 100 percent of the shares of e-pay Ltd. from certain individual shareholders, including the founders of e-pay, John Gardiner and Paul Althasen. All key executives have signed long-term employment agreements with the company and will lead Euronet's prepaid and POS business segment. The two founders have 25 years business and marketing experience in mobile phone, telecommunications and financial transaction areas. All of e-pay's 83 employees will be retained to continue operations, sales, development and customer service activities.

Excluding the one-time gain of $0.62 per share for the previously announced sale of Euronet's U.K. subsidiary, Euronet expects that, taking into account the acquisition of e-pay, its fully diluted earnings per share for 2003 will be approximately $0.20 to $0.22 per share. This estimate is subject to refinement, if any, resulting from purchase price allocation and the related amortization, and it is based on current and projected financial performance of e-pay, as determined from financial information provided in the transaction. Euronet will closely monitor its combined financial results, and update this guidance as appropriate.

About Euronet Worldwide

Euronet Worldwide is an industry leader in providing secure electronic financial transaction solutions. The company offers financial payment middleware, financial network gateways, outsourcing and consulting services to financial institutions and mobile operators. These solutions enable their customers to access personal financial information and perform secure financial transactions -- any time, any place. The company has processing centers located in the United States, Europe and Asia, and operates the largest independent ATM network in Europe. With corporate headquarters in Leawood, Kansas, USA, and European headquarters in Budapest, Hungary, Euronet serves more than 200 clients in 60 countries. Visit our web site at www.euronetworldwide.com
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Any statements contained in this news release, which concern the Company's or management's intentions, expectations, or are predictions of future performance, are forward-looking statements. Euronet's actual results may vary materially from those anticipated in such forward-looking statements as a result of a number of factors, including: technological developments affecting the market for the Company's products and services; foreign exchange fluctuations; and changes in laws and regulations affecting the Company's business. These risks and other risks are described in the Company's periodic filings with the Securities and Exchange Commission, including but not limited to Euronet's Form 10-Q for the period ended September 30, 2002 and its Form 10-K for the year ended Dec. 31, 2001. Copies of these filings may be obtained by contacting the Company or the SEC.

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